Exhibit 99.1

ERBA DIAGNOSTICS, INC. ANNOUNCES NOTICE OF

NONCOMPLIANCE WITH NYSE MKT CONTINUED LISTING STANDARDS

MIAMI, FL, May 22, 2013 – ERBA Diagnostics, Inc. (NYSE MKT: ERB) (the “Company”), a fully integrated in vitro diagnostics company, announced today that, on May 17, 2013, the Company received a letter from NYSE MKT LLC (the “Exchange”) stating that the Exchange has determined that the Company is not in compliance with Sections 134 and 1101 of the Exchange’s Company Guide (the “Company Guide”) due to the Company’s failure to timely file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 with the Securities and Exchange Commission (the “SEC”). The letter also states that the Company’s failure to timely file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 is a material violation of its listing agreement with the Exchange and, therefore, pursuant to Section 1003(d) of the Company Guide, the Exchange is authorized to suspend and, unless prompt corrective action is taken, remove the Company’s securities from the Exchange.

The Exchange has informed the Company that, in order to maintain its listing on the Exchange, the Company must, by May 31, 2013, submit a plan of compliance (the “10-Q Plan”) addressing how it intends to regain compliance with Sections 134 and 1101 of the Company Guide by August 15, 2013 (the “10-Q Plan Period”). If the Company’s 10-Q Plan is accepted by the Exchange, then the Company may be able to continue its listing during the 10-Q Plan Period, during which time it will be subject to periodic review to determine whether it is making progress consistent with the 10-Q Plan. If the Company’s 10-Q Plan is not accepted by the Exchange, then the Company will be subject to delisting proceedings. Furthermore, if the 10-Q Plan is accepted by the Exchange, but the Company is not in compliance with the continued listing standards of the Company Guide by August 15, 2013, or if the Company does not make progress consistent with the 10-Q Plan during the 10-Q Plan Period, then the Exchange staff will initiate delisting proceedings as appropriate. The Company is working diligently to submit the 10-Q Plan by May 31, 2013 and to regain compliance with the Company Guide by August 15, 2013.

As previously disclosed in its Notification of Late Filing on Form 12b-25 filed with the SEC on May 16, 2013, and in its press release furnished with its Current Report on Form 8-K filed with the SEC on May 15, 2013, the Company has delayed filing its Quarterly Report on Form 10-Q because of delays in filing its Annual Report on Form 10-K for the year ended December 31, 2012, which resulted from unforeseen delays in connection with completing and filing the Company’s consolidated financial statements and the accompanying footnotes, which include the Company’s recently acquired subsidiaries – Drew Scientific, Inc., JAS Diagnostics, Inc. and Drew Scientific Limited Co. Until these matters can be resolved, the Company will not be in a position to file its Quarterly Report on Form 10-Q with the SEC. The Company is working diligently to complete and file its Quarterly Report on Form 10-Q with the SEC, which, as previously disclosed, the Company expects to do on or prior to August 15, 2013.

About ERBA Diagnostics, Inc.

ERBA Diagnostics, Inc. (www.erbadiagnostics.com), headquartered in Miami, Florida, is a fully integrated in vitro diagnostics company that develops, manufactures and distributes in the United States and internationally, proprietary diagnostic reagents, test kits and instrumentation, primarily for autoimmune and infectious diseases, through its legacy subsidiaries – Diamedix Corporation (U.S.), Delta Biologicals S.r.l. (Europe) and ImmunoVision, Inc. (U.S.) – and through its recently acquired subsidiaries – Drew Scientific, Inc. (U.S.), JAS Diagnostics, Inc. (U.S.) and Drew Scientific Limited Co. (Europe).

Safe Harbor Statement

Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties that may affect the business and prospects of the Company, including, without limitation, the risks and uncertainties that: the Company may not be able to submit the 10-Q Plan by May 31, 2013; the Company may not be able to regain compliance with the Company Guide by August 15, 2013; the Exchange may not accept the Company’s 10-Q Plan; the Company may not make progress consistent with the 10-Q Plan during the 10-Q Plan Period; the Exchange may initiate delisting proceedings, which would result in the Company’s common stock being delisted by the Exchange; the Company’s financial results may take longer to prepare than anticipated; the Company may not be able to file its Annual Report on Form 10-K for the year ended December 31, 2012 within the anticipated timeframe; if the Company does not comply with any one or more of the timeframes set forth above, then the Company’s common stock will be delisted by the Exchange; during the Company’s period of noncompliance with Sections 134 and 1101 of the Company Guide, the Company’s common stock may be delisted by the Exchange; the Company’s integration of its recently acquired subsidiaries – Drew Scientific, Inc., JAS Diagnostics, Inc. and Drew Scientific Limited Co. – into the Company may take longer than anticipated; and other risks and uncertainties that may cause results to differ materially from those set forth in the forward-looking statements. See also the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011, as supplemented by Part II, Item 1A of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, each filed with the SEC, for further discussion of certain risks and uncertainties that could materially and adversely affect our business, operating results or financial condition. Many of these factors are beyond our control. In addition to the risks and uncertainties set forth above, investors should consider the economic, competitive, governmental, technological and other risks and uncertainties discussed in the Company’s filings with the SEC, including, without limitation, the risks and uncertainties discussed under the heading “Risk Factors” in such filings.

Company Contact:

Kevin Clark,

CEO, COO and President

Telephone: 305-324-2300